Exhibit 10.1

EXECUTION VERSION

REFINANCING AMENDMENT (this “Refinancing Amendment”), dated as of April 3, 2018, to that certain Credit Agreement dated as of June 16, 2016 (as amended by Refinancing Amendment No. 1 dated as of March 21, 2017 and Refinancing Amendment No. 2 dated as of June 7, 2017 and as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement as amended by the Refinancing Amendment, the “Credit Agreement”) among KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC and Taco Bell of America, LLC, as co-Borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent, Swing Line Lender, an L/C Issuer and Administrative Agent (the “Administrative Agent”) for the Lenders.

WHEREAS, pursuant to Section 2.14 of the Existing Credit Agreement, the Borrowers have requested Incremental Term Loans in the form of Refinancing Term Loans (the “2018 Term B Loans”) in an aggregate principal amount not exceeding $1,970,100,000.00, the proceeds of which shall be used to refinance, in full (concurrently with the effectiveness of this Refinancing Amendment), and extend the maturity with respect to, the Term B Loans outstanding on the Amendment Effective Date before giving effect to this Refinancing Amendment (the “Existing Term B Loans”);

WHEREAS, each existing Term B Lender (each, an “Existing Term B Lender”) that executes and delivers a signature page to this Refinancing Amendment in the form of Annex I hereto (a “Lender Addendum”) will thereby (i) agree to the terms of this Refinancing Amendment and (ii) agree to continue all (or such lesser amount as the Lead Arrangers may allocate) of its Existing Term B Loans outstanding on the Amendment Effective Date as 2018 Term B Loans (such continued Existing Term B Loans, the “Continued Term B Loans” and all such Lenders, collectively, the “Continuing Term B Lenders”; the Existing Term B Lenders that are not Continuing Term B Lenders, collectively, the “Non-Continuing Term B Lenders”) in a principal amount equal to the aggregate principal amount of its Existing Term B Loans (or such lesser amount as the Lead Arrangers may allocate);

WHEREAS, each Person (other than a Continuing Term B Lender in its capacity as such) that agrees to make 2018 Term B Loans (collectively, the “Additional Term B Lenders”) will make 2018 Term B Loans to the Borrowers on the Amendment Effective Date (the “Additional Term B Loans”) in an amount equal to its Additional Term B Commitment (defined below);

WHEREAS, the Continuing Term B Lenders and the Additional Term B Lenders (collectively, the “2018 Term B Lenders”) are severally willing to continue their Existing Term B Loans as 2018 Term B Loans and/or to make Additional Term B Loans as 2018 Term B Loans, as the case may be, subject to the terms and conditions set forth in this Refinancing Amendment; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms.  Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

SECTION 2. 2018 Term B Loans.

(a)           Subject to the terms and conditions set forth herein, each Continuing Term B Lender (i) severally agrees to continue all (or such lesser amount as the Lead Arrangers may allocate) of its Existing Term B Loans as 2018 Term B Loans in a principal amount equal to the principal amount of its Existing Term B Loans (or such lesser amount as the Lead Arrangers may allocate; any such principal amount of Existing Term B Loans not allocated by the Lead Arrangers to continue as 2018 Term B Loans, the “Non-Allocated Existing Term Loans”) and (ii) shall be deemed for the purpose of the Credit Agreement to have made a 2018 Term B Loan in an aggregate principal amount equal to the aggregate principal amount of its Existing Term B Loans minus the principal amount of its Non-Allocated Existing Term Loans (if any) on the Amendment Effective Date.

(b)           Subject to the terms and conditions set forth herein, each Additional Term B Lender severally agrees to make a 2018 Term B Loan to the Borrowers on the Amendment Effective Date in a principal amount equal to its Additional Term B Commitment, which amount shall be made available to the Administrative Agent in immediately available funds in accordance with the Credit Agreement. The “Additional Term B Commitment” of any Additional Term B Lender will be the amount set forth opposite such Additional Term B Lender’s name on Schedule 1 hereto.  On the Amendment Effective Date, the proceeds of the Additional Term B Loans shall be applied to prepay the Existing Term B Loans of the Non-Continuing Term B Lenders and the Non-Allocated Existing Term Loans of the Continuing Term Loan B Lenders.  The Additional Term B Commitments of the Additional Term B Lenders will be automatically and permanently reduced to $0 upon the funding of the Additional Term B Loans on the Amendment Effective Date.

(c)           On the Amendment Effective Date, (i) each Non-Continuing Term B Lender shall have its Existing Term B Loans prepaid in full, and the Borrowers shall pay to each Non-Continuing Term B Lender all accrued and unpaid interest on, and premiums and fees related to, such Non-Continuing Term B Lender’s Existing Term B Loans to, but not including, the Amendment Effective Date; and (ii) each Continuing Term B Lender with Non-Allocated Term Loans shall have its Non-Allocated Term Loans prepaid in full, and the Borrowers shall pay to each such Continuing Term B Lender all accrued and unpaid interest on, and premiums and fees related to, such Continuing Term B Lender’s Non-Allocated Term Loans to, but not including, the Amendment Effective Date.

(d)           For the avoidance of doubt, on and after the Amendment Effective Date, (i) the 2018 Term B Loans shall constitute a single Class of Loans under the Credit Agreement; (ii) the 2018 Term B Lenders shall constitute a single Class of Lenders under the Credit Agreement, (iii) each reference in the Credit Agreement to “Term B Loans” shall be deemed a reference to the 2018 Term B Loans, and each reference to “Term B Lenders” shall be deemed a reference to the 2018 Term B Lenders.

2

(e)           The 2018 Term B Loans shall mature on the seventh anniversary of the Amendment Effective Date.

(f)            Each 2018 Term B Lender agrees to the amendments to the Credit Agreement set forth in Annex II and Annex III hereto.

SECTION 3. Amendments to the Credit Agreement.  In accordance with Section 2.14(d) and Section 10.01 of the Credit Agreement and effective as of the Amendment Effective Date, (a) the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example:  ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example:  double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex II hereto and (b) Exhibit D to the Credit Agreement shall be replaced in its entirety with the form of Compliance Certificate attached as Annex III hereto

SECTION 4. Representations and Warranties.  To induce the other parties hereto to enter into this Refinancing Amendment, each Loan Party represents and warrants that:

(a)           As of the Amendment Effective Date, this Refinancing Amendment has been duly executed and delivered by each Loan Party that is party thereto.  This Refinancing Amendment constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

(b)           The representations and warranties of the Companies and each other Loan Party contained in Article 5 of the Credit Agreement, or any other Loan Document, shall be true and correct in all material respects on and as of the Amendment Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c)           As of the Amendment Effective Date no Default shall exist, or would result from the transactions contemplated hereby or from the application of the proceeds therefrom.

SECTION 5. Amendment Effective Date. This Refinancing Amendment shall become effective as of the first date (the “Amendment Effective Date”) on which each of the following conditions shall have been satisfied:

(a)           The Administrative Agent shall have received (i) a counterpart signature page of this Refinancing Amendment duly executed by each of the Loan Parties and the Administrative Agent and (ii) a Lender Addendum or a counterpart to this Refinancing Amendment, as applicable, executed and delivered by each 2018 Term B Lender and by the Required Lenders (as determined after giving effect to the 2018 Term Loan B Loans and the refinancing of the Existing Term B Loans contemplated hereby).

3

(b)           The representations and warranties set forth in Section 4 of this Refinancing Amendment shall be true and correct in all respects on and as of the Amendment Effective Date, and the Administrative Agent shall have received a certificate (in form and substance reasonably acceptable to the Administrative Agent), dated as of the Amendment Effective Date and signed by a Responsible Officer of the Lead Borrower, certifying as to such representations and warranties.

(c)           The Administrative Agent shall have received an opinion from each of  Mayer Brown LLP, U.S. counsel to the Loan Parties and in-house corporate counsel of Parent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(d)           The Administrative Agent shall have received a Committed Loan Notice in respect of the 2018 Term B Loans.

(e)           The Administrative Agent shall have received a notice of mandatory prepayment of Term Loans pursuant to Section 2.05(b)(v) of the Credit Agreement.

(f)            The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Lead Borrower designating the 2018 Term B Loans as Refinancing Term Loans.

(g)           The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of execution, delivery and performance of this Refinancing Amendment, the performance of the Credit Agreement and each other applicable Loan Document, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(h)           The Borrowers shall have paid all fees and amounts due and payable pursuant to this Refinancing Amendment and/or any letter agreements or fee letters by and between the Borrowers and the Lead Arrangers (collectively, “Engagement Letters”), including, to the extent evidenced by a written invoice, reimbursement or payment of documented and reasonable out-of-pocket expenses in connection with this Refinancing Amendment and any other out-of-pocket expenses of the Administrative Agent and the Lead Arrangers required to be paid or reimbursed pursuant to the Credit Agreement or the Engagement Letters.

(i)            The Administrative Agent and the Lead Arrangers shall have received at least one (1) Business Day prior to the Amendment Effective Date all documentation and other information about the Borrowers and the Guarantors as has been reasonably requested in writing at least three (3) Business Days prior to the Amendment Effective Date by the Administrative Agent and the Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(j)            The prepayment of (A) the Existing Term B Loans of the Non-Continuing Term B Lenders and (B) the Non-Allocated Term Loans of the Continuing Term B Lenders, in

4

each case, shall have been consummated or, substantially concurrently with the incurrence (or continuation) of the 2018 Term B Loans, shall be consummated, in each case with all accrued and unpaid interest on, and premiums and fees related to, the Existing Term B Loans to, but not including, the Amendment Effective Date.

The Administrative Agent shall notify the Borrowers and the 2018 Term B Lenders of the Amendment Effective Date and such notice shall be conclusive and binding.

SECTION 6. Effect of Refinancing Amendment.

(a)           Except as expressly set forth herein, this Refinancing Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or Agents under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrowers to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

(b)           From and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed a reference to the Credit Agreement.  This Refinancing Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

(c)           This Refinancing Amendment shall be deemed to be an “Incremental Facility Amendment” as defined in the Credit Agreement.  Each of the Lenders party hereto hereby acknowledge that the Borrowers hereby provide notice under Section 2.14 of the Credit Agreement of their request for Incremental Term Loans, with the proposed terms set forth herein, and all notice requirements in Section 2.14 of the Credit Agreement with respect to such request have been satisfied.

(d)           The Existing Credit Agreement, as specifically amended by this Refinancing Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.  Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations (including, for the avoidance of doubt, all Obligations in respect of the 2018 Term B Loans made available hereunder) of the Loan Parties under the Loan Documents, in each case as amended by this Refinancing Amendment.

(e)           Each Loan Party and, in the case of clause (iii), each Guarantor hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party, (ii) ratifies and reaffirms each grant of a lien on, or security interest in, its property made pursuant to the Loan Documents (including, without limitation, the grant of security made by such Loan Party pursuant to the Security

5

Agreement) and confirms that such liens and security interests continue to secure the Obligations under the Loan Documents (including, for the avoidance of doubt, all Obligations in respect of the 2018 Term B Loans made available hereunder), subject to the terms thereof and (iii) in the case of each Guarantor, ratifies and reaffirms its guaranty of the Obligations (including, for the avoidance of doubt, all Obligations in respect of the 2018 Term B Loans made available hereunder) pursuant to the Guarantee.

SECTION 7. GOVERNING LAW.  THIS REFINANCING AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 8. Costs and Expenses.  The Borrowers agree to reimburse the Administrative Agent promptly after receipt of a written request for its documented and reasonable out-of-pocket expenses in connection with this Refinancing Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.  All amounts due under this Section 8 shall be paid within thirty (30) Business Days of receipt by the Lead Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. Notwithstanding the foregoing, any fees and expenses payable in respect of the Amendment Effective Date, including legal fees and expenses, shall be due and payable as specified in Section 5(h) above.

SECTION 9. Counterparts.  This Refinancing Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic imaging means of an executed counterpart of a signature page to this Refinancing Amendment shall be effective as delivery of an original executed counterpart of this Refinancing Amendment.

SECTION 10. Headings.  Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Refinancing Amendment.

[Remainder of page intentionally left blank]

6

IN WITNESS WHEREOF, the parties hereto have caused this Refinancing Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

KFC HOLDING CO.

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

PIZZA HUT HOLDINGS, LLC

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

TACO BELL OF AMERICA, LLC

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

YUM! BRANDS, INC.

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

TACO BELL CORP.

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

[Signature Page to Amendment]

YUM RESTAURANT SERVICES GROUP, LLC

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

RESTAURANT CONCEPTS LLC

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

KFC US, LLC

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

KFC CORPORATION

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

PIZZA HUT, LLC

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

PIZZA HUT OF AMERICA, LLC

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

[Signature Page to Amendment]

KENTUCKY FRIED CHICKEN INTERNATIONAL HOLDINGS, INC.

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

YUM! RESTAURANTS INTERNATIONAL HOLDINGS, LLC

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

YUM! LUXEMBOURG INVESTMENTS LLC

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

YUM! INTERNATIONAL PARTICIPATIONS LLC

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

PIZZA HUT INTERNATIONAL, LLC

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

[Signature Page to Amendment]

TACO BELL CANTINA CORP.

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

TB CANTINA LLC

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

KFC INTERNATIONAL FINANCE COMPANY LLC

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

KFC INTERNATIONAL HOLDINGS I LLC

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

PH INTERNATIONAL FINANCE COMPANY LLC

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

PH INTERNATIONAL HOLDINGS I LLC

By:	/s/ Jed Gold
Name: Jed Gold
Title: Authorized Person

[Signature Page to Amendment]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as an Additional Term B Lender

By:	/s/ Lauren Baker
Name: Lauren Baker
Title: Executive Director

[Signature Page to Amendment]

ANNEX I

LENDER ADDENDUM TO
REFINANCING AMENDMENT

This Lender Addendum (this “Lender Addendum”) is referred to in, and is a signature page to, the Refinancing Amendment (the “Refinancing Amendment”) dated as of April 3, 2018 to that certain Credit Agreement dated as of June 16, 2016 (as amended by Refinancing Amendment No. 1 dated as of March 21, 2017 and Refinancing Amendment No. 2 dated as of June 7, 2017 and as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”) among KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC and Taco Bell of America, LLC, as co-Borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent, Swing Line Lender, an L/C Issuer and Administrative Agent (the “Administrative Agent”) for the Lenders.  Capitalized terms used but not defined in this Lender Addendum have the meanings assigned to such terms in the Refinancing Amendment.

By executing this Lender Addendum as a Continuing Term B Lender, the undersigned institution agrees (A) to the terms of the Refinancing Amendment and the Credit Agreement as amended thereby and (B) on the terms and subject to the conditions set forth in the Refinancing Amendment and the Credit Agreement as amended thereby, to continue all of its Existing Term B Loans (or such lesser amount as the Lead Arrangers may allocate) as Continued Term B Loans on the Amendment Effective Date.  The undersigned institution hereby makes the election to convert all of its Existing Term B Loans as set forth in the Register as of the Amendment Effective Date (or such lesser amount as the Lead Arrangers may allocate prior to the Amendment Effective Date) into Continued Term B Loans pursuant to a cashless conversion on the Amendment Effective Date pursuant to procedures specified by the Administrative Agent.

Name of Institution:

Executing as a Continuing Term B Lender:

By:
Name:
Title:

For any institution requiring a second signature line:

By:
Name:
Title:

ANNEX II

AMENDMENTS TO CREDIT AGREEMENT

[Changed pages to Credit Agreement follow]

EXECUTION VERSION

(conformed to (i) the 2017 Refinancing Amendment,

dated as of March 21, 2017 ~~and~~, (ii) Second

Amendment dated as of June 7, 2017~~)~~ and

(iii) Refinancing Amendment No. 3 dated as of April 3, 2018)

CREDIT AGREEMENT

Dated as of June 16, 2016

among

PIZZA HUT HOLDINGS, LLC,

KFC HOLDING CO.

and

TACO BELL OF AMERICA, LLC,
as the Borrowers,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,

GOLDMAN SACHS BANK USA,
WELLS FARGO SECURITIES, LLC,
CITIGROUP GLOBAL MARKETS INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MORGAN STANLEY SENIOR FUNDING, INC.,

FIFTH THIRD BANK

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Joint Lead Arrangers and Joint Bookrunners

BARCLAYS BANK PLC,

THE BANK OF NOVA SCOTIA,

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH

and

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH

as Co-Documentation Agents and Co-Managers

i

Table of Contents

Page

ARTICLE 1 DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms	1
Section 1.02. Other Interpretive Provisions	58
Section 1.03. Accounting Terms	59
Section 1.04. Rounding	~~60~~59
Section 1.05. References to Agreements, Laws, Etc	~~60~~59
Section 1.06. Times of Day	60
Section 1.07. Timing of Payment or Performance	60
Section 1.08. Currency Equivalents Generally	60
Section 1.09. Certain Calculations and Tests	61

ARTICLE 2 THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. The Loans	62
Section 2.02. Borrowings, Conversions and Continuations of Loans	63
Section 2.03. Letters of Credit	~~65~~64
Section 2.04. Swing Line Loans	72
Section 2.05. Prepayments	~~75~~74
Section 2.06. Termination or Reduction of Commitments	81
Section 2.07. Repayment of Loans	~~82~~81
Section 2.08. Interest	~~83~~82
Section 2.09. Fees	83
Section 2.10. Computation of Interest and Fees	83
Section 2.11. Evidence of Indebtedness	84
Section 2.12. Payments Generally	84
Section 2.13. Sharing of Payments	86
Section 2.14. Incremental Credit Extensions	~~87~~86
Section 2.15. Extensions of Term Loans and Revolving Credit Commitments	~~90~~89
Section 2.16. Defaulting Lenders	~~92~~91
Section 2.17. Permitted Debt Exchanges	93

ARTICLE 3 TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01. Taxes	96
Section 3.02. Inability to Determine Rates	100
Section 3.03. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans	~~101~~100
Section 3.04. Funding Losses	102
Section 3.05. Matters Applicable to All Requests for Compensation	102
Section 3.06. Replacement of Lenders under Certain Circumstances	103
Section 3.07. Survival	104

i

SCHEDULES

1.01A	—	Guarantors
1.01B	—	Excluded Subsidiaries
1.01C	—	Unrestricted Subsidiaries
1.01D	—	China Entities
1.01E	—	Immaterial Subsidiaries
2.01	—	Commitments
2.03	—	Existing Letters of Credit
4.01(a)	—	Certain Security Interests and Guarantees
5.06	—	Litigation
5.11	—	Subsidiaries and Other Equity Investments
6.12	—	Post-Closing Covenants
7.01(b)	—	Existing Liens
7.02	—	Existing Investments
7.03(c)	—	Surviving Indebtedness
7.07	—	Transactions with Affiliates
10.02	—	Administrative Agent’s Office, Certain Addresses for Notices

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of June 16, 2016, among PIZZA HUT HOLDINGS, LLC, KFC HOLDING CO. and TACO BELL OF AMERICA, LLC as co-borrowers (each, a “Borrower” and collectively, the “Borrowers”), JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent, and Collateral Agent and each L/C Issuer and lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

1.             The Borrowers have requested that the Lenders extend credit on the Closing Date directly to or on behalf of the Borrowers in the form of (i) Term A Loans (as this and other capitalized terms used in these Preliminary Statements are defined in Section 1.01 below) in an initial aggregate principal amount of $500,000,000, (ii) Term B Loans in an initial aggregate principal amount equal to $2,000,000,000 and (iii) a Revolving Credit Facility in an initial aggregate principal amount of $1,000,000,000. The Revolving Credit Facility may include one or more Swing Line Loans and one or more Letters of Credit from time to time.

2.             The proceeds of the Term Loans together with the proceeds of borrowings under the Revolving Credit Loans and proceeds from the issuance of the Senior Notes will be used by the Borrowers (i) to repay amounts outstanding under that certain Credit Agreement dated as of March 22, 2012 among Yum! Brands, Inc. (“Parent”), the subsidiaries of Parent party thereto, the lenders party thereto and JPMCB, as administrative agent, (ii) to make the Specified Distribution to Parent and (iii) to pay fees and expenses in connection with the foregoing (collectively, the “Transactions”). The proceeds of Revolving Credit Loans made after the Closing Date and Letters of Credit will be used for working capital and other general corporate purposes of the Borrowers and their Subsidiaries. Swing Line Loans will be used for general corporate purposes of the Borrowers and their Subsidiaries.

3.             The Lenders have indicated their willingness to lend, and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

Definitions and Accounting Terms

Section 1.01.         Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“1998 Indenture” means the Indenture, dated as of May 1, 1998, between the Parent (then known as Tricon Global Restaurants, Inc.) and The First National Bank of Chicago, as Trustee, as amended and supplemented and in effect from time to time.

“~~2017~~2018 Refinancing Amendment” means the Refinancing Amendment No. 3 to this Credit Agreement dated as of ~~March 21, 2017~~April 3, 2018 among the Loan Parties, the Administrative Agent and the ~~New~~2018 Term B Lenders.

“~~2017~~2018 Refinancing Amendment Effective Date” means the “Amendment Effective Date” as defined in the ~~2017~~2018 Refinancing Amendment.

“2018 Term B Lenders” means, at any time, each Lender holding a 2018 Term B Loan at such time.

“2018 Term B Loans” means “2018 Term B Loans” as defined in, and made and/or converted in accordance with the 2018 Refinancing Amendment.

“Acceptable Discount” has the meaning specified in Section 2.05(d)(iii).

“Acceptance Date” has the meaning specified in Section 2.05(d)(ii).

“Accounting Changes” has the meaning specified in Section 1.03(d).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Additional Lender” has the meaning specified in Section 2.14(d).

“Administrative Agent” means, subject to Section 9.13, JPMCB (and any of its Affiliates selected by JPMCB to act as administrative agent for any of the facilities provided hereunder), in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Notwithstanding the foregoing, no Lender listed on Schedule 2.01 (nor any of their respective Affiliates a majority of the voting Equity Interests of which are owned directly or indirectly by a parent company of any such Lender) shall be deemed to be an Affiliate of the Borrowers or any Restricted Subsidiary.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.17.

“Alternative Currency Letter of Credit” means a Letter of Credit denominated in a Revolving Alternative Currency.

“Alternative Currency Sublimit” means $350,000,000.

“Annual Financial Statements” means (i) the audited consolidated balance sheets of Parent and its consolidated subsidiaries as of the last day of each of the three most recent fiscal years ended at least 90 days prior to the Closing Date and (ii) the related audited consolidated statements of income and cash flows of Parent and its consolidated subsidiaries for each of the three most recent fiscal years ended at least 90 days prior to the Closing Date.

“Anti-Corruption Laws” has the meaning specified in Section 5.18(a).

“Anticipated Cure Deadline” has the meaning specified in Section 8.05(a).

“Applicable Discount” has the meaning specified in Section 2.05(d)(iii).

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurocurrency Rate Loans of the applicable currency, Base Rate Loans, L/C Advances, Swing Line Loans or Letters of Credit, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment of any Class, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment of such Class at such time and the denominator of which is the aggregate amount of all Commitments of such Class of all Lenders (provided that (i) in the case of Section 2.16 when a Defaulting Lender shall exist, “Applicable Percentage” with respect to the Revolving Credit Facility shall be determined by disregarding any Defaulting Lender’s Revolving Credit Commitment and (ii) if the Revolving Credit Commitments have terminated or expired, the Applicable Percentages of the Lenders shall be determined based upon the Revolving Credit Commitments most recently in effect) and (b) with respect to the Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans of such Class.

“Applicable Rate” means a percentage per annum equal to:

~~(a)           (i) until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing on or after the 2017 Amendment Effective Date pursuant to Section 6.01, (A) for Eurocurrency Rate Loans that are Term B Loans, 2.00%, and (B) for Base Rate Loans that are Term B Loans, 1.00% and (ii) thereafter, (x) if the Secured Net Leverage Ratio set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) is less than 1.00:1.00, (A) the Applicable Rate for Eurocurrency Rate~~

~~Loans that are Term B Loans shall be 1.75% and (B) the Applicable Rate for Base Rate Loans that are Term B Loans shall be 0.75% and (y) if the Secured Net Leverage Ratio set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) is greater than or equal to 1.00:1.00, (A) the Applicable Rate for Eurocurrency Rate Loans that are Term B Loans shall be 2.00% and (B) the Applicable Rate for Base Rate Loans that are Term B Loans shall be 1.00%, and~~

(a)           (i) for Eurocurrency Rate Loans that are Term B Loans, 1.75%, and (ii) for Base Rate Loans that are Term B Loans, 0.75%, and

(b)           (i) until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing on or after the Second Amendment Effective Date pursuant to Section 6.01, (A) for Eurocurrency Rate Loans that are Term A Loans or Revolving Credit Loans,1.50%, (B) for Base Rate Loans that are Term A Loans or Revolving Credit Loans, 0.50%, and (C) for letter of credit fees, 1.50% per annum, and (ii) thereafter, in connection with Revolving Credit Loans, Term A Loans and letter of credit fees, the percentages per annum set forth in the table below, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Total Leverage Ratio	Eurocurrency Rate Loans and Letter of Credit Fees	Base Rate Loans
Greater than or equal to 4.25:1.00	1.75%	0.75%
Less than 4.25:1.00 but greater than or equal to 2.75:1.00	1.50%	0.50%
Less than 2.75:1.00	1.25%	0.25%

Any change in the Applicable Rate pursuant to clauses (a) and (b) above resulting from a change in the ~~Secured Net Leverage Ratio or~~ Total Leverage Ratio~~, as applicable,~~ shall become effective as of the first Business Day immediately following the date the applicable Compliance Certificate is delivered pursuant to Section 6.02(a).

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the ~~Secured Net Leverage Ratio or~~ Total Leverage Ratio~~, as applicable,~~ set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason (or a Compliance Certificate is not delivered within the time period set forth in Section 6.02) and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the ~~Secured Net Leverage Ratio or~~ Total Leverage Ratio~~, as applicable,~~ been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined ~~Secured Net Leverage Ratio or~~ Total Leverage Ratio for such period, ~~as applicable,~~ and any shortfall in the interest or fees theretofore paid by the Borrowers for the relevant period pursuant to Section 2.08 and Section 2.09 as a result of the miscalculation of the ~~Secured Net Leverage Ratio or~~ Total Leverage Ratio~~, as applicable,~~ shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.08 or Section 2.09, as applicable, within ten (10) Business Days following the determination described above.

Notwithstanding the foregoing, the Applicable Rate in respect of any Class of Incremental Revolving Credit Commitments or Extended Revolving Credit Commitments and any Incremental Term Loans, Extended Term Loans or Revolving Credit Loans made pursuant to any Incremental Revolving

“Bankruptcy Event” means, with respect to any Person, such Person or its parent entity becomes (other than via an Undisclosed Administration) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or its parent entity.

“Base Rate” means:

(1)           a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)           the Prime Rate on such day;

(b)           ½ of 1.00% per annum above the New York Fed Bank Rate in effect on such day; and

(c)           the Eurocurrency Rate for Dollar deposits for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the purpose of this definition, the Eurocurrency Rate for any day shall be based on the Eurocurrency Screen Rate (or if the Eurocurrency Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day (without any rounding).

Any change in the Base Rate due to a change in the Prime Rate, the New York Fed Bank Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the New York Fed Bank Rate or the Eurocurrency Rate, respectively.

“Base Indenture” means that certain Indenture, dated as of May 11, 2016 (as amended, restated, supplemented or otherwise modified from time to time), by and between Taco Bell Funding, LLC, as issuer, and Citibank, N.A., as trustee and securities intermediary.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Companies and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments minus (b) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens other than any nonconsensual Lien that is permitted under the Loan Documents, Liens of the Collateral Agent and Liens that are subordinated to or pari passu with the Liens of the Collateral Agent pursuant to a Customary Intercreditor Agreement) of the Companies and their Restricted Subsidiaries as of such date, which aggregate amount of cash and Cash Equivalents shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date, up to $1,000,000,000 (or, solely with respect to the calculation of (x) the Financial Covenant set forth in Section 7.09(a), (y) the Applicable Rate with respect to Term A Loans and Revolving Loans and (z) the Commitment Fee Rate, no more than $750,000,000); provided that Consolidated Total Debt shall not include (A) Indebtedness owed to a Company or a Restricted Subsidiary, (B) Indebtedness with respect to Cash Management Obligations, (C) Letters of Credit (or other letters of credit, including Bilateral L/C Obligations), except to the extent of Unreimbursed Amounts (or unreimbursed amounts) thereunder, (D) obligations under Swap Contracts entered into in the ordinary course of business and not for speculative purposes and (E) Indebtedness in respect of any Permitted Receivables Financing.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a combined balance sheet of the Companies at such date and (ii) long-term accounts receivable over (b) the sum of (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a combined balance sheet of the Companies on such date and (ii) long-term deferred revenue, but excluding, without duplication, (a) the current portion of any Funded Debt or other long-term liabilities, (b) all Indebtedness consisting of Revolving Credit Loans, Swing Line Loans and L/C Obligations to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of current and deferred income taxes, (e) the current portion of any Capitalized Lease Obligations, (f) deferred revenue arising from cash receipts that are earmarked for specific projects, (g) the current portion of deferred acquisition costs and (h) current accrued costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs).

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and solely to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Collateral Documents to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” means, with respect to any Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on or measured by net income, franchise Taxes and branch profits Taxes imposed by any jurisdiction as a result of a present or former connection of such Agent, Lender, L/C Issuer or other recipient, as the case may be, with such jurisdiction (including as a result of being resident or being deemed to be resident, being organized, maintaining an Applicable Lending Office or carrying on business or being deemed to carry on business in such jurisdiction) (other than any connection arising solely from the recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) any withholding Tax resulting from a failure of a Lender to comply with Section 3.01(f) or Section 3.01(h), (c) any U.S. federal withholding Tax imposed pursuant to FATCA, (d) any U.S. federal backup withholding imposed pursuant to Section 3406 of the Code and (e) in the case of a Lender or L/C Issuer, (other than an assignee pursuant to a request by the Borrower under Section 3.03), U.S. withholding Taxes imposed on amounts payable to or for the account of such Lender or L/C Issuer with respect to an applicable interest in a Loan, L/C Borrowing or Commitment pursuant to a law in effect on the date on which (i) such Lender or L/C Issuer acquires such interest in the Loan, L/C Borrowing or Commitment or (ii) such Lender or L/C Issuer changes its lending office, except in the case of each of the preceding clauses (i) and (ii) to the extent that such Lender or L/C Issuer (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts for such Taxes pursuant to Section 3.01.

~~“Existing Credit Agreement” means this Agreement as of the 2017 Refinancing Amendment Effective Date prior to giving effect to the 2017 Refinancing Amendment.~~

“Existing Letters of Credit” has the meaning specified in Section 2.03(a)(i).

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.15(a).

“Extended Term Loans” has the meaning specified in Section 2.15(a).

”Extension” has the meaning specified in Section 2.15(a). “Extension Offer” has the meaning specified in Section 2.15(a).

“Facility” means a Class of Term Loans or a Revolving Credit Facility, as the context may require.

“FATCA” means current Sections 1471 through 1474 of the Code (and any amended or successor version that is substantively comparable that is not materially more onerous to comply with) or

LLC in their capacities as Joint Lead Arrangers and Joint Bookrunners under this Agreement and (ii) with respect to the ~~2017~~2018 Refinancing Amendment, JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, Goldman Sachs and Citigroup Global Markets Inc. in their capacities as Joint Lead Arrangers and Joint Bookrunners under the ~~2017~~2018 Refinancing Amendment.

“Lead Borrower” means KFC Holding Co.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Participation Notice” has the meaning specified in Section 2.05(d)(iii).

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Notwithstanding anything to the contrary herein, Goldman Sachs shall only be required to issue standby letters of credit hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means, for Letters of Credit under the Revolving Credit Facility, the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $160,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, assignment (by way of security or otherwise), deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition, including by way of merger, by one or more of the Companies and/or the Restricted Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.

“Loan” means an extension of credit by a Lender to a Borrower under Article 2 in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan (including any Incremental Term Loans, any Extended Term Loans, loans made pursuant to any Incremental Revolving Credit Commitment or loans made pursuant to Extended Revolving Credit Commitments).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) each Guaranty, (iv) the Collateral Documents, and (v) each Letter of Credit Application, in each case as amended.

“Loan Parties” means, collectively, (i) each of the Companies and (ii) each of the Subsidiary Guarantors.

“Local Time” means (a) local time in New York City, with respect to the times for (i) the determination of “Dollar Equivalent” and (ii) the receipt and sending of notices by and to and the disbursement by or payment to the Administrative Agent, any L/C Issuer or Lender with respect to Loans and Letters of Credit denominated in Dollars; (b) local time in London, England, with respect to the time for the receipt and sending of notices by and to the Administrative Agent, any L/C Issuer or any Lender with respect to Loans and Letters of Credit denominated in Euro and British Pound Sterling; (c) local time in London, England, with respect to the disbursement by or payment to the Administrative Agent or any Lender with respect to Loans and Letters of Credit denominated in Euro and British Pound Sterling; (d) local time in such other jurisdiction as the Administrative Agent may specify with respect to the disbursement by or payment to the Administrative Agent or any Lender with respect to Loans and Letters of Credit denominated in any other Revolving Alternative Currency; and (f) in all other circumstances, New York, New York time.

“LTM EBITDA” means, with respect to the Companies and the Restricted Subsidiaries, Consolidated EBITDA for the most recently ended Test Period on a Pro Forma Basis.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Companies and the Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.

“Material Real Property” means, as of any date, any real property owned in fee simple by a Loan Party on such date located in the United States (including the land, improvements and fixtures thereon) with a book value in excess of $10,000,000.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Companies that is not an Immaterial Subsidiary (but including, in any case, any Restricted Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the fifth anniversary of the Second Amendment Effective Date (and, with respect to any Extended Revolving Credit Commitments, the maturity date applicable to such Extended Revolving Credit Commitments in accordance with the terms hereof), (b) with respect to the Term B Facility, the seventh anniversary of the ~~Closing~~2018 Refinancing Amendment Effective Date, (c) with respect to the Term A Facility, the fifth anniversary of the Second Amendment Effective Date, and (d) with respect to any (i) Extended Term Loan, the maturity date applicable to such Extended Term Loan in accordance with the terms hereof or (ii) Incremental Term Loan, the maturity date applicable to such Incremental Term Loan in accordance with the terms hereof; provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Tender Condition” has the meaning specified in Section 2.17(b).

“Minimum Extension Condition” has the meaning specified in Section 2.15(b).

“Minimum Tender Condition” has the meaning specified in Section 2.17(b).

assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Companies or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and Environmental Liabilities or with respect to any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by the Companies or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Disposition or Casualty Event, the amount of such reserve; and

(b)                            (i) with respect to the incurrence or issuance of any Indebtedness by any Company or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses incurred by such Company or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of any Company, the amount of cash from such Permitted Equity Issuance contributed to the capital of any such Company.

“New Revolving Credit Commitment” means, the “New Revolving Credit Commitments” as defined in, made available under and amended in accordance with the Second Amendment.

“New Revolving Credit Lender” means, at any time, each Lender holding a New Revolving Credit Commitment at such time.

“New Revolving Credit Loan” means, the “New Revolving Credit Loans” as defined in the Second Amendment.

“New Term A Commitment” means, the “New Term A Commitments” as defined in and made in accordance with the Second Amendment.

“New Term A Lender” means, at any time, each Lender holding a New Term A Loan at such time.

“New Term A Loan” means, the “New Term A Loans” as defined in and made in accordance with the Second Amendment.

~~“New Term B Lender” means, at any time, each Lender holding a New Term B Loan at such time.~~

~~“New Term B Loan” means, the “New Term B Loans” as defined in, and made and /or converted in accordance with the 2017 Refinancing Amendment.~~

“New York Fed” means the Federal Reserve Bank of New York.

“New York Fed Bank Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “New faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Lead Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by a Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended or a Loan Party.

“Permitted Refranchising Transaction” means Dispositions of restaurants and related assets to Franchisees (or Persons who become Franchisees as a result of such transaction), including through the sale of Equity Interests of Persons owning such assets (limited in the case of Taco Bell restaurants to Dispositions not to exceed $~~300,000,000~~450,000,000 during the term of this Agreement).

“Permitted Sale Leaseback” means any Sale Leaseback consummated by any Group Member after the Closing Date; provided that any such Sale Leaseback not between (a) a Loan Party and another Loan Party or (b) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party must be, in each case, consummated for fair value as determined at the time of consummation in good faith by (i) the applicable Group Member and (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $50,000,000, the board of managers or directors, as applicable, of the applicable Group Member (which such determination may take into account any retained interest or other Investment of the applicable Group Member in connection with, and any other material economic terms of, such Sale Leaseback); provided that, if after giving Pro Forma Effect to any such Disposition, the aggregate proceeds of all such Dispositions since the Closing Date exceeds the greater of (a) $250,000,000 and (b) 17.5% of LTM EBITDA, such Group Member shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents (as determined in accordance with Section 7.05(m)).

“Permitted Tax Distribution” means if and for so long as the Companies are members of a group filing a consolidated or combined tax return with any parent entity and/or are disregarded entities for U.S. federal income tax purposes that are directly owned by any member of such group, any dividends or other distributions to fund any income Taxes for which such parent entity is liable up to an amount not to exceed the amount of any such Taxes that the Companies which are not treated as disregarded entities or partnerships for U.S. federal income tax purposes and their Subsidiaries (excluding any China Entity except to the extent of any amounts received by the Companies and their Restricted Subsidiaries from any China Entity in respect of such Taxes) would have been required to pay on a separate company basis or on a consolidated basis if the Companies and such Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Companies and such Subsidiaries (and, in each case, for the avoidance of doubt, taking into account taxes attributable to income of a disregarded entity or partnership for U.S. federal income tax purposes, to the extent taxable to a member of such group) and, without duplication, the amount of any income taxes for which such parent entity is liable as a result of the ownership of any Company that is treated as a disregarded entity or partnership for U.S. federal income tax purposes (including, for this purpose, liability for Taxes in respect of Subsidiaries of such Company as a result of such Subsidiaries being members of a consolidated, combined, affiliated or unitary or similar group including the Parent or any other parent entity); provided that such dividends or distributions shall not exceed the actual Tax liability of the parent entity’s consolidated, combined, unitary or affiliated group (or, if a parent entity is not the parent of an actual group, the Taxes that would have been paid by the parent entity, the Companies that are subsidiaries of such parent entity, and their Restricted Subsidiaries as a stand-alone group).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Lead Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on any Group Member and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.05(d)(ii).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests of any Company, in each case that are not Disqualified Equity Interests.

“Qualifying Lenders” has the meaning specified in Section 2.05(d)(iv).

“Qualifying Loans” has the meaning specified in Section 2.05(d)(iv).

“Refinancing” means the repayment in full of obligations under, and termination of all commitments under, the Credit Agreement dated as of March 22, 2012 among Parent, the subsidiaries of Parent party thereto, the lenders party thereto and JPMCB, as administrative agent.

“Refinancing Revolving Credit Commitments” means Incremental Revolving Credit Commitments that are designated by a Responsible Officer of the Lead Borrower as “Refinancing Revolving Credit Commitments” in a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent on or prior to the date of incurrence.

“Refinancing Term Loans” means Incremental Term Loans that are designated by a Responsible Officer of the Lead Borrower as “Refinancing Term Loans” in a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent on or prior to the date of incurrence.

“Register” has the meaning specified in Section 10.07(d).

“Rejection Notice” has the meaning specified in Section 2.05(b)(v).

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migration or leaching into, upon, or through the Environment or into, under, from or through any building, structure or facility.

“Rental Expense” means, for any Person for any period, the minimum rental expense of such Person and its Restricted Subsidiaries deducted in determining Consolidated Net Income of such Person for such period.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30)      day notice period has been waived.

Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Term A Commitments as of the Second Amendment Effective Date is $500,000,000.

“Term A Lender” means, at any time, any Lender that has a Term A Commitment or a Term A Loan outstanding.

“Term A Loan” means a Loan made pursuant to Section 2.01(a). For the avoidance of doubt, from and after the Second Amendment Effective Date, New Term A Loans shall constitute Term A Loans.

“Term B Lender” means, at any time, any Lender that has a Term B Loan outstanding.

“Term B Loan” means a Loan made pursuant to Section 2.01(a). For the avoidance of doubt, after the ~~2017~~2018 Refinancing Amendment Effective Date, ~~New~~2018 Term B Loans shall constitute Term B Loans.

“Term Borrowing” means a Borrowing in respect of a Class of Term Loans.

“Term Commitments” means a Term A Commitment or a commitment in respect of any Incremental Term Loans or any combination thereof, as the context may require.

“Term Lenders” means the Term A Lenders, the Term B Lenders, the Lenders with Incremental Term Loans and the Lenders with Extended Term Loans.

“Term Loans” means the Term A Loans, the Term B Loans, the Incremental Term Loans and the Extended Term Loans.

“Term Note” means a promissory note of the Borrowers payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrowers to such Term Lender resulting from any Class of Term Loans made by such Term Lender.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Companies ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b).

“Threshold Amount” means $100,000,000.

“Title Company” means any nationally recognized title insurance company as shall be retained by Lead Borrower to issue the Mortgage Policies which is reasonably acceptable to the Administrative Agent.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Companies for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

test, any Total Leverage Ratio test and/or any Consolidated Adjusted Fixed Charge Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence; provided that this clause (b) shall apply solely with respect to the incurrence of Incremental Facilities, Permitted Credit Facilities Acquisition Debt and Permitted Alternative Incremental Facilities Debt and shall not apply to any amounts incurred or transactions entered into (or consummated) in reliance on any provision of Article VII (other than Section 7.03(t) and Section 7.03(v)).

ARTICLE 2

The Commitments and Credit Extensions

Section 2.01.         The Loans.  Subject to the terms and conditions set forth herein:

(a)                                 The Term A Borrowings.  Subject to the terms and conditions set forth herein and in the Second Amendment, each New Term A Lender severally agrees to make to the Borrowers a single loan denominated in Dollars in a principal amount equal to such New Term A Lender’s New Term A Commitment on the Second Amendment Effective Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b)                                 The Term B Borrowings.  Subject to the terms and conditions set forth herein and in the ~~2017~~2018 Refinancing Amendment, (i) each Continuing Term B Lender (as defined in the ~~2017~~2018 Refinancing Amendment) has agreed to continue all (or such lesser amount as the applicable Lead Arrangers may allocate) of its ~~existing~~Existing Term B Loans (as defined in the ~~Existing Credit Agreement~~2018 Refinancing Amendment) outstanding on the ~~2017~~2018 Refinancing Amendment Effective Date as ~~New~~2018 Term B Loans and (ii) each Additional Term B Lender (as defined in the ~~2017~~2018 Refinancing Amendment) has agreed to make to the Borrowers a single loan denominated in Dollars in a principal amount equal to such Additional Term B Lender’s Additional Term B Commitment under (and as defined in) the ~~2017~~2018 Refinancing Amendment, in each case, on the ~~2017~~2018 Refinancing Amendment Effective Date. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(c)                                  The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make (or cause its Applicable Lending Office to make) Revolving Credit Loans from time to time during the Availability Period in Dollars or in any Revolving Alternative Currency in an aggregate principal amount that will not (after giving effect to any prepayment of any Borrowing made with proceeds of such Loans on the same Business Day) result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (ii) the aggregate Revolving Credit Exposure exceeding the aggregate Revolving Credit Commitments; provided, that the aggregate Revolving Credit Exposure denominated in Revolving Alternative Currencies shall not at any time exceed the Alternative Currency Sublimit.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c). Revolving Credit Loans denominated in Dollars may be Base Rate Loans or Eurocurrency Rate Loans,

Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.04. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied to the installments thereof as directed by the Lead Borrower (it being understood and agreed that if the Lead Borrower does not so direct at the time of such prepayment, such prepayment shall be applied pro rata among all Classes of Term Loans against the scheduled repayments of Term Loans of the relevant Class under Section 2.07 in direct order of maturity) and shall be paid to the Appropriate Lenders in accordance with their respective Applicable Percentages.

(ii)                                  The Borrowers may, upon notice to any Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by such Swing Line Lender and the Administrative Agent not later than 1:00 p.m., New York City time, on the date of the prepayment and (2) any such prepayment shall be in a minimum principal amount of $1,000,000 or the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)                               Notwithstanding anything to the contrary contained in this Agreement, the Lead Borrower may rescind any notice of prepayment under Section 2.05(a) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed; provided that the Borrowers shall be required to pay any amounts demanded pursuant to Section 3.04.

(iv)                              In the event that the Borrowers (x) make any prepayment of Term B Loans in connection with any Repricing Transaction or (y) effect any amendment of this Agreement resulting in a Repricing Transaction with respect to Term B Loans, in each case prior to the six (6) month anniversary of the ~~2017~~2018 Refinancing Amendment Effective Date, the Borrowers shall pay a premium in an amount equal to 1.00% of (A) in the case of clause (x), the amount of the Term B Loan being prepaid or (B) in the case of clause (y), the aggregate amount of the applicable Term B Loans outstanding immediately prior to such amendment, in each case to the Administrative Agent, for the ratable account of each of the Term B Lenders (including any Term B Lender subject to a mandatory assignment in connection therewith).

(b)                                 Mandatory Prepayments.

(i)                                     Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the first full fiscal year ending after the Closing Date), minus (B) the sum of (i) all voluntary prepayments of Term Loans during such fiscal year and (ii) all voluntary prepayments of Revolving Credit Loans and Swing Line Loans during such fiscal year to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of Indebtedness or any Cure Amount; provided that (x) the ECF Percentage shall be 25% if the Total Leverage Ratio as of the last day of the fiscal year covered by such financial statements was less than ~~3.00~~3.75:1.00 and greater than or equal to

~~2.75~~3.50:1.00 and (y) the ECF Percentage shall be 0% if the Total Leverage Ratio as of the last day of the fiscal year covered by such financial statements was less than ~~2.75~~3.50:1.00.

(ii)                                  (A)                               Subject to Section 2.05(b)(ii)(B), if following the Closing Date (x) any Company or Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition to a Loan Party, by a Restricted Subsidiary that is not a Loan Party), (e), (f), (g), (i) (except as set forth in the second proviso therein), (j), (k), (n), (q), (s) and (u)), or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by such Company or Restricted Subsidiary of Net Cash Proceeds, the Borrowers shall make a prepayment, in accordance with Section 2.05(b)(ii)(C), pro rata among all Classes of Term Loans of 100% of all such Net Cash Proceeds realized or received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Lead Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing).

(B)                          With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrowers, the Borrowers may reinvest an amount equal to all or any portion of such Net Cash Proceeds in assets useful for its business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrowers enter into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, one hundred eighty (180) days after the twelve (12) month period that follows receipt of such Net Cash Proceeds; provided that (i) so long as a Default or Event of Default shall have occurred and be continuing, the Borrowers shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrowers entered into at a time when no Event of Default is continuing) and (ii) if any Net Cash Proceeds are not so reinvested by the deadline specified in clause (x) or (y) above, as applicable, or if any such Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to 100% of any such Net Cash Proceeds shall be applied, in accordance with Section 2.05(b)(ii)(C), to the prepayment of the Term Loans as set forth in this Section 2.05.

(C)                          On each occasion that the Borrowers must make a prepayment of the Term Loans pursuant to this Section 2.05(b)(ii), the Borrowers shall, within five (5) Business Days after the date of realization or receipt of such Net Cash Proceeds in the minimum amount specified above (or, in the case of prepayments required pursuant to Section 2.05(b)(ii)(B), within five (5) Business Days of the deadline specified in clause (x) or (y) thereof, as applicable, or of the date the Borrowers reasonably determine that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment, in accordance with Section 2.05(b)(v) below, of the principal amount of Term Loans, in an amount equal to 100% of such Net Cash Proceeds realized or received;

(iii)                               If, following the Closing Date, any Company or Restricted Subsidiary incurs or issues any (A) Refinancing Term Loans, (B) Indebtedness pursuant to Section 7.03(w) or (C) Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans equal to 100%

Payment Dates (commencing with the first payment date occurring at least one full fiscal quarter after the Second Amendment Effective Date):	Quarterly Amortization Percentage:
First four payment dates	0%
Second four payment dates	1.25%
Third four payment dates	1.25%
Fourth four payment dates	1.875%
Fifth four payment dates	3.75%

(b)                                   Term B Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Term Lenders holding each Class of Term B Loans in Dollars (i) on the last Business Day of each March, June, September and December, commencing with the ~~second~~first such date to occur after the ~~2017~~2018 Refinancing Amendment Effective Date, an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Term B Loans funded on the ~~2017~~2018 Refinancing Amendment Effective Date and (ii) on the Maturity Date for the Term B Loans, the aggregate principal amount of all Term B Loans outstanding on such date; provided that payments required by Section 2.07(b)(i) shall be reduced as a result of the application of prepayments in accordance with Section 2.05. In the event any Incremental Term Loans or Extended Term Loans are made, such Incremental Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrowers in the amounts and on the dates set forth in the definitive documentation with respect thereto and on the applicable Maturity Date thereof.

(c)                                    Revolving Credit Loans.  The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the principal amount of each of its Revolving Credit Loans outstanding on such date in the currency in which such Revolving Credit Loan is denominated.

(d)                                   Swing Line Loans.  The Borrowers shall repay its Swing Line Loans on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

Section 2.08.         Interest.

(a)                                   Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the relevant Applicable Rate for Revolving Credit Loans that are Base Rate Loans (or such other rate as may otherwise be agreed by the Borrowers and the applicable Swing Line Lender).

(b)                                   The Borrowers shall pay interest on past due amounts under this Agreement at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by and subject to applicable Laws, including in relation to any required additional agreements.

voluntary prepayments of the Term Loans and voluntary permanent reductions of the Revolving Credit Commitments (including Discounted Voluntary Prepayments limited to the cash amount paid) effected after the Closing Date (it being understood that (x) any prepayment of Term Loans with the proceeds of substantially concurrent borrowings of new Loans hereunder or any reduction of Revolving Credit Commitments in connection with a substantially concurrent issuance of new revolving commitments hereunder and (y) any prepayment of Term Loans or any reduction of Revolving Credit Commitments funded with proceeds from Incremental Facilities incurred pursuant to clause (iv) below, in the case of each of (x) and (y) shall not increase the calculation of the amount under this clause (ii)) plus (iii) the cash amount paid in respect of any reduction in the outstanding principal amount of the outstanding Loans or any Incremental Facility resulting from assignments to (and purchase by) any Borrower, excluding any reduction funded with proceeds from Incremental Facilities incurred pursuant to clause (iv) below plus (iv) unlimited additional Incremental Facilities, Permitted Credit Facilities Acquisition Debt and Permitted Alternative Incremental Facilities Debt so long as, after giving Pro Forma Effect thereto (assuming that any such Incremental Revolving Credit Commitments are drawn in full) and after giving effect to any Permitted Acquisition consummated in connection therewith and all other appropriate Pro Forma Adjustments (but excluding the cash proceeds of any such Incremental Term Loans or Incremental Revolving Credit Commitments), the First Lien Senior Secured Leverage Ratio shall not exceed 3.50:1.00; provided, for the avoidance of doubt, that Incremental Facilities, Permitted Credit Facilities Acquisition Debt and Permitted Alternative Incremental Facilities Debt may be incurred pursuant to this clause (iv) prior to utilization of the amount set forth in clause (i) above. Each Incremental Facility shall be in an integral multiple of $5,000,000 and be in an aggregate principal amount that is not less than $25,000,000 in case of Incremental Term Loans or $15,000,000 in case of Incremental Revolving Credit Commitments, provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above. Each Incremental Facility shall have the same guarantees as, and be secured on a pari passu basis by the same Collateral securing, all of the other Obligations under this Agreement.

(b)           Any Incremental Term Loans (i) for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the applicable Class of Term Loans, (ii) shall have interest rate margins and (subject to clauses (iii) and (iv)) amortization schedule as determined by the Borrowers and the lenders thereunder (provided that, (A) if the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (with original issue discount being equated to interest based on an assumed four-year life to maturity) payable to all lenders providing such Incremental Term Loans that are “term loan Bs” (but excluding customary arrangement or commitment fees payable to any arranger or bookrunner or their Affiliates in connection therewith)) relating to any Incremental Term Loans that are “term loan Bs” exceeds the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (with original issue discount being equated to interest based on an assumed four-year life to maturity) payable to all Lenders providing ~~the~~any Class of Term B Loans (but excluding customary arrangement or commitment fees payable to any arranger, bookrunner or agent or their Affiliates in connection therewith)) relating to any such Class of Term B Loans immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, the Applicable Rate relating to such Term B Loans shall be adjusted to be equal to the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (with original issue discount being equated to interest based on an assumed four-year life to maturity) payable to all lenders providing such Incremental Term Loans that are “term loan Bs” (but excluding customary arrangement or commitment fees payable to any arranger or bookrunner or their Affiliates in connection therewith)) relating to such Incremental Term Loans that are “term loan Bs” minus 0.50%; provided, that this clause (A) shall not be applicable to any Incremental Term Loan that has a maturity date that is at least eighteen months after the latest Maturity Date with respect to such Term B Loans and (B) if the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue security interests in, the Collateral described therein and to the extent intended to be created thereby, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), the Liens created by such Collateral Documents will constitute so far as possible under relevant Law fully perfected first-priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.

Section 5.17.         Use of Proceeds. The proceeds of the Term A Loans, the Term B Loans (other than the ~~New~~2018 Term B Loans) and the Revolving Credit Loans shall be used in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement. The ~~New~~2018 Term B Loans shall be used on the ~~2017~~2018 Refinancing Amendment Effective Date to refinance in full the Outstanding Amount of Existing Term B Loans (as defined in the ~~Existing Credit Agreement~~2018 Refinancing Amendment) immediately prior to the effectiveness of the ~~2017~~2018 Refinancing Amendment.

Section 5.18.         Anti-Terrorism Laws; OFAC and Anti-Corruption Laws.  (a) Each of the Companies and their Subsidiaries has complied and is in compliance, in all material respects, with the Sanctions Laws and Regulations and with the United States Foreign Corrupt Practices Act of 1977, as amended and any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over any of the Companies and their Subsidiaries (“Anti-Corruption Laws”). No Borrowing or Letter of Credit, or use of any part of the proceeds of any Loan, will violate or result in the violation of any Sanctions Laws and Regulations or any Anti-Corruption Laws applicable to any party hereto.

(b)                                 None of (i) the Companies or any other Loan Party, (ii) the Restricted Subsidiaries that are not Loan Parties or (iii) to the knowledge of the Borrowers, any director, manager, officer, agent or employee of the Companies or any of their Restricted Subsidiaries, in each case, is (A) on the list of “Specially Designated Nationals and Blocked Persons” or other sanctions list maintained by OFAC, (B) located, organized or resident in a country or territory that is itself the target of any Sanctions Laws and Regulations or (C) 50% or more owned by one or more Persons described in clause (A) above.

(c)                                  The Companies and their Restricted Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Companies and the Restricted Subsidiaries, and by their respective directors, officers, employees and agents in connection with any such Person’s actions on behalf of the Companies or the Restricted Subsidiaries, with Sanctions Laws and Regulations and with Anti-Corruption Laws.

ARTICLE 6

Affirmative Covenants

From and after the Closing Date and for so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrowers shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each of the other Companies and the Restricted Subsidiaries to:

Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article 9 and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)                                  Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the applicable Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Age

Section 9.14.         [Reserved].

Section 9.15.         Cash Management Obligations; Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Collateral Document, no Cash Management Bank, Bilateral L/C Provider or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations, Bilateral L/C Obligations or Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank, Bilateral L/C Provider or Hedge Bank, as the case may be.

Section 9.16.         Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)                    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)                     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)                    none of the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)                    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)                    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv)                    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)                   no fee or other compensation is being paid directly to the Administrative Agent, the Lead Arrangers or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)           The Administrative Agent and the Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE 10

Miscellaneous

Section 10.01.      Amendments, Etc.  Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)                                 extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)                                 postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08, fees or other amounts without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)                                  reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.5    shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim.

Section 10.06.   Payments Set Aside.  To the extent that any payment by or on behalf of a Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.

Section 10.07.   Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04), neither the Loan Parties nor any of their respective Subsidiaries may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                               the Lead Borrower, provided that, no consent of the Lead Borrower shall be required for an assignment (1) of any Term Loan to any other Lender, any Affiliate of a Lender or any Approved Fund, (2) of any Revolving Credit Loan or Revolving Credit Commitment to any other Revolving Lender, any Affiliate of a Revolving Lender or any Approved Fund or (3) of any Term Loan, Revolving Credit Loans or Revolving Credit Commitment, if an Event of Default under Section 8.01(a), (f) or (g) (in the case of Section 8.01(f) or (g), limited to the Borrowers) has occurred and is continuing, to any Assignee; provided, further, that (i) with respect to an assignment of Term Loans, such consent shall be deemed to have been given if the Lead

Borrower has not responded within 5 Business Days after notice by the Administrative Agent and (ii) with respect to an assignment of Revolving Credit Loans, such consent shall be deemed to have been given if the Lead Borrower has not responded within 10 Business Days after notice by the Administrative Agent;

(B)                               the Administrative Agent; provided (1) that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to another Lender, an Affiliate of a Lender or an Approved Fund or (2) of any Revolving Credit Loan or Revolving Credit Commitment to any other Revolving Lender;

(C)                               each L/C Issuer at the time of such assignment, provided that no consent of such L/C Issuers shall be required for any assignment of a Term Loan; and

(D)                               in the case of any assignment of any of the Revolving Credit Facility, each Swing Line Lender.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of the Revolving Credit Facility) or $250,000 (in the case of a Term Loan) unless the Lead Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Lead Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C)                               the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f);

(D)                               the Assignee shall not be a natural person, (other than as set forth in Section 2.05(d)) a Borrower (or any of its Affiliates) or a Disqualified Lender as of the “trade date” with respect to such assignment (provided that the list of Disqualified Lenders (other than any “reasonably identifiable affiliate” (on the basis of the similarity of such affiliate’s name to the name of an entity identified in writing on the list of Disqualified Lenders) included in the definition of “Disqualified Lenders”) is made available to any Lender who specifically requests a copy thereof (it being understood that, irrespective of anything herein (including in Section 10.07) to the contrary, the Administrative Agent or any such Lender may disclose any such copy to any prospective Lender (including a Person that is a Disqualified Lender at the time of such disclosure) who specifically requests a copy thereof); and

SCHEDULE 10.02

TO

CREDIT AGREEMENT

ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICES

KFC Holding Co.

Lead Borrower

1441 Gardiner Lane

Louisville, Kentucky 40213

Attn: William L. Gathof, Vice President and Treasurer

Phone: (502) 874-8618

Fax: (502) 874-8948

Email: Larry.Gathof@yum.com

JPMorgan Chase Bank, N.A.

Administrative Agent

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

500 Stanton Christiana Road, Ops 2, 3rd Floor

Newark, DE 19713

Attn: Chelsea Hamilton

Phone: (302) 634-8822

Email: chelsea.hamilton@jpmchase.com

With respect to Revolving Alternative Currency:

J.P. Morgan Europe Limited

Loans Agency 6th floor

25 Bank Street, Canary Wharf

London E145JP

United Kingdom

Attn: Loans Agency

Facsimile: +44 20 7777 2360

Collateral Agent

JPMorgan Chase Bank, N.A.

~~IB Collateral Services~~CIB DMO WLO

~~10 S. Dearborn, 7th Floor~~

~~Chicago, IL 60603~~

~~Mailcode: IL~~Mail code NY1-~~1625~~C413

4 CMC, Brooklyn, NY, 11245-0001

Attn: Jessica Cosentino

Email: IB.Collateral.Services@jpmchase.com

Swing Line Lender

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

500 Stanton Christiana Road, Ops 2, 3rd Floor

Newark, DE 19713

Attn: Chelsea Hamilton

Phone: (302) 634-8822

Email: chelsea.hamilton@jpmchase.com

Letter of Credit Issuer

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

500 Stanton Christiana Road, Ops 2, 3rd Floor

Newark, DE 19713

Phone: (800) 634-1969

Fax: (856) 294-5267

Email: GTS.IB.Standby@JPMChase.com

Goldman Sachs Bank USA

Swing Line Lender

Goldman Sachs Bank USA

200 West Street

New York, NY

Attn: SBD Loan Operations

Phone: (212) 902-1099

Fax: (917) 977-3966

Email: gs-sbd-admin-contacts@ny.email.gs.com

Letter of Credit Issuer

Goldman Sachs Bank USA

Attn: Letter of Credit Department Manager

6011 Connection Drive

Irving, TX 75039

Facsimile: (917) 977-4587

Phone: (972) 368-2790

Citigroup Global Markets Inc.

Swing Line Lender

1615 Brett Road, Ops III

New Castle, DE 19720

Phone: (302) 894-6010

Fax: (646) 274-5080

Email: GLAgentOfficeOps@citi.com

Letter of Credit Issuer

Citibank, N.A.

c/o Citicorp North America, Inc.

Bldg. B, 3rd Floor

3800 Citibank Center

Tampa, FL 33610

Attn: U.S. Standby Unit

Phone: (866) 945-6284

Fax: (813) 604-7187

Wells Fargo Bank, N.A.

Swing Line Lender

Participation Loan Servicing

c/o Wells Fargo Bank, N.A.

1808 Aston Avenue, Suite 250

Carlsbad, CA 92008

Attn: Jaclyn Harty

Phone: (760) 918-2717

Fax: (303) 863-2729

Email: denlcinsvmembersyndication@wellsfargo.com

Letter of Credit Issuer

Jaclyn Harty, Relationship Manager

1808 Aston Avenue, Suite 250

Carlsbad, CA 92008

Attn: Marnie Lowrie

Phone: (760) 918-2701

Fax: (760) 918-2727

Email: jaclyn.harty@wellsfargo.com

ANNEX III

FORM OF COMPLIANCE CERTIFICATE

[Attached]

EXHIBIT D

FORM OF
COMPLIANCE CERTIFICATE

Financial Statement Date:

To                                 JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of June 16, 2016 among KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC and Taco Bell of America, LLC, as co-borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent and Administrative Agent for the Lenders, a Swing Line Lender and an L/C Issuer (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). In addition, “Computation Period” shall mean the most recently ended Test Period covered by the financial statements accompanying this Compliance Certificate and the “Computation Date” shall mean the last date of the Computation Period. Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Lead Borrower, certifies as follows:

[Use following paragraph 1 for fiscal year-end financial statements](1)

1.                                      [Attached hereto as Schedule I is all financial information that would be required to be contained in an annual report on Form 10-K for the Companies (if the Companies as a group were required to file such reports), or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion has been prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than with respect to, or resulting from, the regularly scheduled maturity of the Revolving Credit Commitments) or any qualification or exception as to the scope of such audit.]

1.                                      [Parent’s [(or any direct or indirect parent of the Companies, as applicable)] Form 10-K has been filed with the SEC for the period ended on the Computation Date.  Attached hereto as Schedule I are (i) a discussion within the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such report for the relevant period, which explains in reasonable

(1)  At election of company whether to use first, second or third bracketed paragraph; third paragraph to be used only following an election by the Companies pursuant to the definition of “GAAP”.

detail and in a manner consistent with the presentation of information in the Offering Memorandum, the differences between the information relating to the Parent and its Subsidiaries, on the one hand, and the information relating to the Group on a combined standalone basis, on the other hand and (ii) the following financial and operational information for the Group on a combined standalone basis: restaurant unit count (broken out by brand and by franchise vs. Company-owned); revenue; operating profit; Consolidated EBITDA (with a reconciliation to operating profit or net income); Capital Expenditures; refranchising proceeds; total debt; and cash and Cash Equivalents.]

1.                                      [Attached hereto as Schedule I are the applicable financial statements determined in accordance with IFRS for the period ended on the Computation Date, together with a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion was prepared in accordance with generally accepted auditing standards.]

[Use following paragraph 1 for fiscal quarter-end financial statements] (2)

1.                                      [Attached hereto as Schedule I is all financial information that would be required to be contained in a quarterly report on Form 10-Q for the Companies (if the Companies as a group were required to file such reports), or any successor or comparable form, filed with the SEC.]

1.                                      [Parent’s [(or that of any direct or indirect parent of the Companies, as applicable)] Form 10-Q has been filed with the SEC for the period ended on the Computation Date.  Attached hereto as Schedule I are (i) a discussion within the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such report for the relevant period, which explains in reasonable detail and in a manner consistent with the presentation of information in the Offering Memorandum, the differences between the information relating to Parent and its Subsidiaries, on the one hand, and the information relating to the Group on a combined standalone basis, on the other hand and (ii) the following financial and operational information for the Group on a combined standalone basis: restaurant unit count (broken out by brand and by franchise vs. Company-owned); revenue; operating profit; Consolidated EBITDA (with a reconciliation to operating profit or net income); Capital Expenditures; refranchising proceeds; total debt; and cash and Cash Equivalents.]

1.                                      [Attached hereto as Schedule I are the applicable financial statements determined in accordance with IFRS for the period ended on the Computation Date, together with a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion was prepared in accordance with generally accepted auditing standards.]

(2)  At election of company whether to use first, second or third bracketed paragraph 1; third paragraph to be used only following an election by the Companies pursuant to the definition of “GAAP”.

2.                                      Attached hereto as Schedule II are: (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirmation that there has been no change in such information since the Closing Date or the date of the last Compliance Certificate delivered prior hereto, (ii) certifications and descriptions of each event, condition or circumstance during the fiscal quarter ending on the Computation Date requiring a mandatory prepayment under Section 2.05(b) of the Credit Agreement, (iii) a list of Subsidiaries that are Immaterial Subsidiaries and [Domestic Subsidiaries that are] (3) Material Subsidiaries as of the Computation Date or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list and (iv) a report setting forth certain information with respect to Section 7.09 of the Credit Agreement to the extent the Companies are required to comply with the covenants set forth in such Section for the Computation Period.

3.                                      To my knowledge, during such fiscal period, except as otherwise disclosed to the Administrative Agent in writing pursuant to the Credit Agreement, no Default or Event of Default has occurred and is continuing.(4)

(3)  To be included for fiscal quarter-end (and not year-end) financial statements.

(4)  If unable to provide the foregoing certification, fully describe the reasons therefor, the circumstances thereof, the covenants or conditions which have not been performed/observed and any action taken or proposed to be taken with respect thereof on Annex A attached hereto.

Schedule I to
Compliance Certificate

FINANCIAL INFORMATION

Schedule II to
Compliance Certificate

REPORT REGARDING INTELLECTUAL PROPERTY

PARAGRAPH 2(i) OF COMPLIANCE CERTIFICATE

Schedule II to
Compliance Certificate

CERTIFICATIONS REGARDING MANDATORY PREPAYMENTS

PARAGRAPH 2(ii) OF COMPLIANCE CERTIFICATE

1.                                      [Section 2.05(b)(i): The Excess Cash Flow(5) for the Test Period ended on the Computation Date was $[            ]. The ECF Percentage is [      ]%.](6)

2.                                      [Section 2.05(b)(ii): During the Test Period ended on the Computation Date, no Company nor any of its Restricted Subsidiaries has received any Net Cash Proceeds from any Disposition or suffered any Casualty Event which would require a pre-payment pursuant to Section 2.05(b)(ii) of the Credit Agreement (after giving effect to any permitted reinvestment period).](7)

3.                                      [Section 2.05(b)(iii): During such fiscal period, no Company nor any of its Restricted Subsidiaries has received any Net Cash Proceeds from any issuance or incurrence by the Company or any of its Restricted Subsidiaries of Refinancing Term Loans, Indebtedness incurred pursuant to Section 7.03(w) or Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03) which would require a mandatory repayment pursuant to Section 2.05(b)(iii) of the Credit Agreement.](8)

(5)  Attach hereto in reasonable detail the calculations required to arrive at Excess Cash Flow.

(6)  Only include for Compliance Certificate delivered pursuant to Section 6.01(a) of the Credit Agreement to the extent that an Excess Cash Flow mandatory payment is payable pursuant to Section 2.05(b)(i) of the Credit Agreement for such Test Period.

(7)  If the Company or any of its Restricted Subsidiaries has received any Net Cash Proceeds from any from any Disposition, the certificate should describe same and state the date of each receipt thereof and the amount of Net Cash Proceeds received on each such date, together with sufficient information as to mandatory repayments and/or reinvestments thereof to determine compliance with Section 2.05(b)(ii) of the Credit Agreement, together with a statement that the Lead Borrower is in compliance with the requirements of said Section 2.05(b)(ii).

(8)  If the Company or any of its Restricted Subsidiaries has received any Net Cash Proceeds from any issuance or incurrence by the Company or any of its Restricted Subsidiaries of Refinancing Term Loans, Indebtedness pursuant to Section 7.03(w) or Indebtedness (other than Indebtedness permitted to be incurred or issued pursuant to Section 7.03), the certificate should describe same and state the date of each receipt thereof and the amount of Net Cash Proceeds received on each such date, together with sufficient information as to mandatory repayments thereof to determine compliance with Section 2.05(b)(iii) of the Credit Agreement, together with a statement that the Lead Borrower is in compliance with the requirements of said Section 2.05(b)(iii).

Schedule II to
Compliance Certificate

SUBSIDIARIES

PARAGRAPH 2(iii) OF COMPLIANCE CERTIFICATE

[Select one]

[What follows is a list of Immaterial Subsidiaries or the Material Subsidiaries [that are Domestic Subsidiaries](9) (each identified as such) of the Companies as of the date hereof

1.

2.]

-or

[There has been no change to the list of the Immaterial Subsidiaries or the Material Subsidiaries [that are Domestic Subsidiaries](10) of the Companies since [the Closing Date] [the date of the last such list provided pursuant to the Compliance Certificate dated                                                     ]](11)

(9)  To be included for fiscal quarter-end (and not year-end) financial statements.

(10)  To be included for fiscal quarter-end (and not year-end) financial statements.

(11)  Insert the later of the two dates.

Schedule II to
Compliance Certificate

REPORT REGARDING FINANCIAL COVENANT

PARAGRAPH 2(iv) OF COMPLIANCE CERTIFICATE(12)

Financial Covenant	Amount

Total Leverage Ratio

a. Consolidated Total Debt(13) on the Computation Date	$

b. Consolidated EBITDA(14) of the Companies for the Test Period ended on the Computation Date	$

c. Ratio of line a to line b	:1.00

d. Level required pursuant to Section 7.09(a)	5.00:1.00

Consolidated Adjusted Fixed Charge Coverage Ratio.

a. Consolidated EBITDAR on the Computation Date	$

b. Capital Expenditures	$

c. Difference of line a minus line b	$

d. Fixed Charges of the Group	$

c. Ratio of line c to line d	:1.00

d. Minimum level required pursuant to Section 7.09(b)	1.50:1.00

[Remainder of Page Intentionally Blank]

(12)  Note: calculations to the extent required under paragraph 2(iv) of Compliance Certificate.

(13)  Attach hereto in reasonable detail the calculations required to arrive at Consolidated Total Debt.

(14)  Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA of the Companies for purposes of the Total Leverage Ratio test.

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of the Lead Borrower, has executed this certificate for and on behalf of the Borrowers and has caused this certificate to be delivered this         day of          ,        .

KFC Holding Co., as the Lead Borrower

By:
Name:
Title:

SCHEDULE 1

Additional Term B Commitment

On file with the Administrative Agent